Exhibit 99.1

Sep 25, 2017

Magellan Health Announces Closing of $400 Million of

4.40 Percent Senior Notes Due 2024 and Refinancing of Senior Credit Facility

SCOTTSDALE, Ariz. —(BUSINESS WIRE)— Magellan Health, Inc. (NASDAQ: MGLN) (“Magellan”) announced today that it has completed a public offering (the “Notes Offering”) of $400.0 million aggregate principal amount of its 4.40 percent senior notes due 2024.  The notes were issued on September 22, 2017 at a public offering price of 99.809 percent, and bear interest at 4.40 percent. The interest rate is subject to adjustment should the notes S&P rating fall below BBB-.  The first interest payment for the notes will be March 22, 2018.  The notes mature on September 22, 2024.  The net proceeds of the Notes Offering were approximately $394.7 million after deducting underwriting discounts and estimated offering expenses.

J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC were the joint book-running managers for the Notes Offering.

Magellan also announced a new senior unsecured credit agreement (the “2017 Credit Agreement”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd. as administrative agent.  The 2017 Credit Agreement will provide a $400.0 million senior unsecured revolving credit facility, and a $350.0 million senior unsecured five year term loan. Magellan has the option to borrow in base rate loans or Eurodollar rate loans at its discretion.  The borrowing margin is subject to adjustment based on Magellan’s debt rating as provided by certain rating agencies. Magellan has no immediate plans to draw against the revolver.

Chief Financial Officer Jonathan Rubin said, “We are pleased with the execution of our new capital structure, which we believe will provide us with a good mix of fixed and variable rate debt, as well as the flexibility to meet our near term financing commitments and cash flow needs.” Magellan used the combined net proceeds of the Notes Offering and the term loan for working capital and general corporate purposes, and the termination and repayment of its obligations under its existing credit facilities expiring on July 23, 2019 and December 29, 2017.

The Notes Offering was made pursuant to Magellan’s shelf registration statement previously filed with the Securities and Exchange Commission (“SEC”) on August 31, 2017.  The Notes Offering was made by means of a prospectus supplement and accompanying prospectus. Copies of these documents may be obtained by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, you may request copies of these materials by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533, MUFG Securities Americas Inc. at 1-877-649-6848 or Wells Fargo Securities, LLC at 1-800-645-3751.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Magellan Health: Magellan Health, Inc. is a leader in managing the fastest growing, most complex areas of health, including special populations, complete pharmacy benefits and other specialty areas of healthcare. Magellan supports innovative ways of accessing better health through technology, while remaining focused on the critical personal relationships that are necessary to achieve a healthy, vibrant life. Magellan’s customers include health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of Magellan’s customers to manage the healthcare services of their members directly; changes in rates paid to and/or by Magellan by customers and/or providers; higher utilization of health care services by Magellan’s risk members; delays, higher costs or inability to implement new business or other Magellan initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Magellan’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 24, 2017, and Magellan’s subsequent Quarterly Reports on Form 10-Q filed during 2017. Readers are cautioned not to place undue reliance on these forward-looking statements. Magellan undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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Magellan Health, Inc.

Media:

Colleen Flanagan Johnson, 860-507-1923

cefjohnson@magellanhealth.com

or

Investors:

Joe Bogdan, 860-507-1910

jbogdan@magellanhealth.com

Source: Magellan Health, Inc.

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